Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-263376

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 27, 2022)

UBS AG

1.250% Notes due June 1, 2026

4.500% Notes due June 26, 2048

UBS AG, acting through its London branch, previously issued (i) 1.250% Notes due June 1, 2026 (the “2026 Notes”), and (ii) 4.500% Notes due June 26, 2048 (the “2048 Notes” and together with the 2026 Notes, the “Securities”).

The Securities may be offered directly or to or through underwriters, agents or dealers, including UBS Securities LLC, UBS Financial Services Inc., or any other subsidiary or affiliate of UBS AG. Because of this relationship, UBS Securities LLC and UBS Financial Services Inc. would have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). If UBS Securities LLC, UBS Financial Services Inc. or our other U.S.-registered broker-dealer subsidiaries or affiliates participate in the distribution of the Securities, we will conduct the offers and sales of the outstanding Securities in accordance with the applicable provisions of FINRA Rule 5121. See “Plan of Distribution - Conflicts of Interest.”

The Securities were issued pursuant to the indenture (the “Base Indenture”), dated as of June 12, 2015, between UBS AG and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by (i) the tenth supplemental indenture (the “Tenth Supplemental Indenture”) and (ii) the eleventh supplemental indenture (the “Eleventh Supplemental Indenture” and, together with the Tenth Supplement Indenture, the “Supplemental Indentures”), each dated as of October 16, 2023, between UBS AG, acting through its London branch, and the Trustee.

Investing in the Securities involves risks. We encourage you to read and carefully consider this document in its entirety, in particular the risk factors set forth under “Risk Factors” in Part I, Item 3D of the Annual Report 2022 (as defined below) and in the August 31 Form 6-K (as defined below), which are incorporated by reference in this prospectus supplement, and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding to invest in the Securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland, the United Kingdom (the “UK”) or any other jurisdiction. The Securities are obligations of UBS AG only and are not guaranteed by UBS Group AG (the parent company of UBS AG) or any of its other subsidiaries.

This prospectus supplement and the accompanying prospectus may be used by UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG in connection with offers and sales of the Securities in market-making transactions. In a market-making transaction, each of UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may resell a Security it acquires from other holders, after the initial offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

Prospectus Supplement dated October 16, 2023

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

We have not authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not conducting market-making activities in any jurisdiction where such market-making activities are not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes specific terms of the Securities, which were issued by UBS AG, acting through its London branch. The second part is the accompanying prospectus, which describes more general information regarding the securities UBS AG may offer. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Incorporation of Information About UBS AG” and “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus may be used by UBS AG, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS AG in connection with offers and sales of the outstanding Securities in market-making transactions. In a market-making transaction, UBS AG, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS AG may resell a Security it acquires from other holders, after the initial offering and sale of the Security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS AG, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS AG may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS AG , UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS AG may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

Unless otherwise indicated or unless the context requires otherwise:

•	when we refer to “UBS AG,” “we” or “us,” we mean UBS AG on a parent only basis (and not its consolidated subsidiaries).

•	when we refer to the “Issuer,” we mean UBS AG, acting through its London branch, in its capacity as issuer of the Securities.

•	when we refer to “UBS,” we mean UBS AG and its consolidated subsidiaries.

•	when we refer to “UBS Group,” we mean UBS Group AG and its consolidated subsidiaries. Certain disclosures contained herein are presented for UBS Group AG and its consolidated subsidiaries.

•	when we refer to “USD,” “$” or “U.S. Dollars,” we mean United States dollars or the lawful currency of the United States of America.

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus supplement and the documents incorporated by reference herein contain statements that constitute “forward-looking statements,” including but not limited to management’s outlook for UBS’s financial performance, statements relating to the anticipated effect of transactions and strategic initiatives on UBS’s business and future development and goals or intentions to achieve climate, sustainability and other social objectives. While these forward-looking statements represent UBS’s judgments, expectations and objectives concerning the matters described, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from UBS’s expectations. The Russia–Ukraine war continues to affect global markets, exacerbate global inflation, and slow global growth. In addition, the war has caused significant population displacement, and shortages of vital commodities, including energy shortages and food insecurity, and has increased the risk of recession in OECD economies. The coordinated sanctions on Russia and Belarus, and Russian and Belarusian entities and nationals, and the uncertainty as to whether the war will widen and intensify, may continue to have significant adverse effects on the market and macroeconomic conditions, including in ways that cannot be anticipated. UBS Group’s acquisition of Credit Suisse Group AG and its consolidated subsidiaries (“Credit Suisse”) has materially changed UBS’s outlook and strategic direction and introduced new operational challenges. The integration of the Credit Suisse entities into the UBS Group structure is expected to take between three to five years and presents significant risks, including the risks that UBS Group may be unable to achieve the cost reductions and other benefits contemplated by the transaction. This creates significantly greater uncertainty about forward-looking statements. Other factors that may affect UBS’s performance and ability to achieve its plans, outlook and other objectives also include, but are not limited to: (i) the degree to which UBS is successful in the execution of its strategic plans, including its cost reduction and efficiency initiatives and its ability to manage its levels of risk-weighted assets (“RWA”) and leverage ratio denominator, liquidity coverage ratio and other financial resources, including changes in RWA assets and liabilities arising from higher market volatility and the size of the combined bank; (ii) the degree to which UBS is successful in implementing changes to its businesses to meet changing market, regulatory and other conditions, including as a result of the acquisition of Credit Suisse; (iii) increased inflation and interest rate volatility in major markets; (iv) developments in the macroeconomic climate and in the markets in which UBS operates or to which it is exposed, including movements in securities prices or liquidity, credit spreads, currency exchange rates, deterioration or slow recovery in residential and commercial real estate markets, the effects of economic conditions, including increasing inflationary pressures, market developments, increasing geopolitical tensions, and changes to national trade policies on the financial position or creditworthiness of UBS’s clients and counterparties, as well as on client sentiment and levels of activity, including the COVID-19 pandemic and the measures taken to manage it, which have had and may also continue to have a significant adverse effect on global and regional economic activity, including disruptions to global supply chains and labor market displacements; (v) changes in the availability of capital and funding, including any adverse changes in UBS’s credit spreads and credit ratings of UBS, sovereign issuers, structured credit products or credit-related exposures, as well as availability and cost of funding to meet requirements for debt eligible for total loss-absorbing capacity (“TLAC”), in particular in light of the acquisition of Credit Suisse; (vi) changes in central bank policies or the implementation of financial legislation and regulation in Switzerland, the U.S., the UK, the European Union and other financial centers that have imposed, or resulted in, or may do so in the future, more stringent or entity-specific capital, TLAC, leverage ratio, net stable funding ratio, liquidity and funding requirements, heightened operational resilience requirements, incremental tax requirements, additional levies, limitations on permitted activities, constraints on remuneration, constraints on transfers of capital and liquidity and sharing of operational costs across the UBS Group or other measures, and the effect these will or would have on UBS’s business activities; (vii) UBS’s ability to successfully implement resolvability and related regulatory requirements and the potential need to make further changes to the legal structure or booking model of UBS in response to legal and regulatory requirements and any additional requirements due to its acquisition of Credit Suisse, or other developments; (viii) UBS’s ability to maintain and improve its systems and controls for complying with sanctions in a timely manner and for the detection and prevention of money laundering to meet evolving regulatory requirements and expectations, in particular in current geopolitical turmoil; (ix) the uncertainty arising from domestic stresses in certain major economies; (x) changes in UBS’s competitive position, including whether differences in regulatory capital and other requirements among the major financial centers adversely affect UBS’s ability to compete in certain lines of business; (xi) changes in the standards of conduct applicable to UBS’s businesses that may result from new regulations or new enforcement of existing standards, including measures to impose new and enhanced duties when interacting with customers and in the execution and handling of customer transactions; (xii) the liability to which UBS may be exposed, or possible constraints or sanctions that regulatory authorities might impose on UBS, due to litigation, contractual claims and regulatory investigations, including the potential for disqualification from certain businesses, potentially large fines or monetary penalties, or the loss of licenses or privileges as a result of regulatory or other governmental sanctions, as well as the effect that litigation, regulatory and similar matters have on the operational risk component of UBS’s RWA, including as a result of its acquisition of Credit Suisse, as well as the amount of capital available for return to shareholders; (xiii) the effects on UBS’s business, in particular cross-border banking, of sanctions, tax or regulatory developments and of possible changes in UBS’s policies and practices; (xiv) UBS’s ability to retain and attract the employees necessary to generate revenues and to manage, support and control its businesses, which may be affected by competitive factors; (xv) changes in accounting or tax standards or policies, and determinations or interpretations affecting the recognition of gain or loss, the valuation of goodwill, the recognition of deferred tax assets and other matters; (xvi) UBS’s ability to implement new technologies and business methods, including digital services and technologies, and ability to successfully compete with both existing and new financial service providers, some of which may not be regulated to the same extent; (xvii) limitations on the effectiveness of UBS’s internal processes for risk management, risk control, measurement and modeling, and of financial models generally; (xviii) the occurrence of operational failures, such as fraud, misconduct, unauthorized trading, financial crime, cyberattacks, data leakage and systems failures, the risk of which is increased with cyberattack threats from both nation states and non-nation state actors targeting financial institutions; (xix) restrictions on the ability of UBS Group AG to make payments or distributions, including due to restrictions on the ability of its subsidiaries, including UBS AG, to make loans or distributions, directly or indirectly, or, in the case of financial difficulties, due to the exercise by the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) or the regulators of UBS’s operations in other countries of their broad statutory powers in relation to protective measures, restructuring and liquidation proceedings; (xx) the degree to which changes in regulation, capital or legal structure, financial results or other factors may affect UBS’s ability to maintain its stated capital return objective; (xxi) uncertainty over the scope of actions that may be required by UBS, governments and others for UBS to achieve goals relating to climate, environmental and social matters, as well as the evolving nature of underlying science and industry and the possibility of conflict between different governmental standards and regulatory regimes; (xxii) the ability of UBS to access capital markets; (xxiii) the ability of UBS to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict (e.g., the Russia–Ukraine war), pandemic, security breach, cyberattack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 (coronavirus) pandemic; (xxiv) the level of success in the absorption of Credit Suisse, in the integration of the two groups and their businesses, and in the execution of the planned strategy regarding cost reduction and divestment of any non-core assets, the existing assets and liabilities currently existing in the Credit Suisse group, the level of resulting impairments and write-downs, the effect of the consummation of the integration on the operational results, share price and credit rating of UBS – delays, difficulties, or failure in closing the transaction may cause market disruption and challenges for UBS to maintain business, contractual and operational relationships; and (xxv) the effect that these or other factors or unanticipated events, including media reports and speculations, may have on UBS’s reputation and the additional consequences that this may have on its business and performance. The sequence in which the factors above are presented is not indicative of their likelihood of occurrence or the potential magnitude of their consequences. Our business and financial performance could be affected by other factors identified in our past and future filings and reports, including those filed with the SEC. More detailed information about those factors is set forth in documents furnished by UBS AG and filings made by UBS AG with the SEC, including the Annual Report 2022 and the Current Report on Form 6-K filed on August 31, 2023 (Film No. 231226941) (the “August 31 Form 6-K”). UBS is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Incorporation of Information About UBS AG

The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we file with them, which means that:

•	The incorporated documents are considered part of this prospectus supplement.
•	We can disclose important information to you by referring you to those documents.
•	Information that we file with the SEC from time to time will automatically be considered to update and supersede the information in this prospectus supplement.

For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to “Incorporation of Information About UBS AG” on page 4 of the accompanying prospectus. In particular, we refer you to the following documents incorporated by reference into this prospectus supplement:

•	Our Annual Report on Form 20-F for the year ended December 31, 2022, which we filed with the SEC on March 6, 2023 (the “Annual Report 2022”), for a discussion of our audited results of operations and financial condition as of, and for the year ended, December 31, 2022; and
•	Our Current Reports on Form 6-K filed on March 6, 2023 (Film Nos. 23707606 and 23709851), March 20, 2023 (Film No. 23744933), March 23, 2023 (Film No. 23754576), March 29, 2023 (Film No. 23771711), April 24, 2023 (Film No. 23837855), April 25, 2023 (Film Nos. 23841710 and 23842499), April 27, 2023 (Film Nos. 23851614 and 23851623), May 9, 2023 (Film No. 23900327), May 17, 2023 (Film No. 23929107), June 5, 2023 (Film No. 23991178), June 12, 2023 (Film No. 231007050), August 14, 2023 (Film No. 231168177), August 31, 2023 (Film Nos. 231226927 and 231226941), September 11, 2023 (Film No. 231247585), September 14, 2023 (Film No. 231253992) and October 13, 2023 (Film No. 231323959), which are incorporated by reference into this prospectus supplement.

In addition to the documents listed in the accompanying prospectus and the documents incorporated by reference since the date of the accompanying prospectus, we also incorporate by reference in this prospectus supplement and the accompanying prospectus any future documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K furnished by us to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it is (or such portions are) incorporated by reference in the registration statement of which this prospectus supplement is a part.

Any statement in this prospectus supplement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any later filed document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus supplement, except as modified or superseded.

You (including any beneficial owner) may request a copy, at no cost, of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding exhibits (other than those that we specifically incorporate by reference into the documents that you request) by contacting us, orally or in writing, at the following address:

UBS AG

Investor Relations

Bahnhofstrasse 45

P.O. Box

8098 Zurich

Switzerland

Phone: +41-44-234 4100

Fax: +41-44-234 34 15

E-mail: SH-investorrelations@ubs.com

Where You Can Find More Information

UBS AG files periodic reports and other information with the SEC. Copies of the documents UBS AG files with the SEC may be obtained either on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, or on the website of UBS AG at https://www.ubs.com/global/en/investor-relations/financial-information/sec-filings.html. The information on these websites is not part of this prospectus supplement, except as specifically incorporated by reference herein.

We have filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form F-3 with the SEC covering the securities that we may offer. This prospectus supplement and the accompanying prospectus are part of that registration statement. The accompanying prospectus provides you with a general description of the securities that we may offer, and this prospectus supplement contains specific information about the Securities. For further information about the securities we may offer and UBS AG, you should review our registration statement, its exhibits and the documents incorporated by reference into this prospectus supplement. This prospectus supplement summarizes material provisions of the contracts and other documents that we refer you to. Since this prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

Use of Proceeds

We do not expect to receive any proceeds from resales of the Securities in market-making transactions, other than those that UBS AG itself undertakes. We do not expect to receive any proceeds from resales of the securities by UBS Securities LLC, UBS Financial Services Inc. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

Description of the Securities

Description of the Securities

The description of the Securities is incorporated in the registration statement of which this prospectus supplement forms a part by reference to the section entitled “Description of the Exchange Notes” in the prospectus dated September 13, 2023 (Film No. 231251983) (the “Exchange Notes Prospectus”) in connection with the initial issuance of the Securities under the Registration Statement on Form F-4 (No. 333-274180), filed with the SEC on August 24, 2023.

Description of the Indenture

The Securities were issued pursuant to the Base Indenture, dated as of June 12, 2015, between UBS AG and the Trustee, as supplemented by the Tenth Supplemental Indenture and Eleventh Supplemental Indenture, each dated as of October 16, 2023, between UBS AG, acting through its London branch, and the Trustee. For a description of the Base Indenture, see the section entitled “Description of Debt Securities We May Offer” in the accompanying prospectus. For a description of the Supplemental Indentures, see the section entitled “Description of the Exchange Notes” in the Exchange Notes Prospectus.

U.S. Tax Considerations

For a summary of the U.S. tax considerations at the date hereof with respect to the acquisition, ownership and disposition of the Securities, please review the section entitled “U.S. Tax Considerations” in the accompanying prospectus.

Tax Considerations Under the Laws of Switzerland

For a summary of the tax considerations under the laws of Switzerland for non-Swiss investors at the date hereof with respect to the acquisition, ownership and disposition of the Securities, please review the section entitled “Tax Considerations Under the Laws of Switzerland” in the accompanying prospectus.

U.K. Tax Considerations

The summary of the UK withholding taxation treatment in relation to payment of principal and interest in respect of the Securities in the section entitled “U.K. Material Tax Considerations” in the Exchange Notes Prospectus is incorporated by reference herein.

Plan of Distribution

Market-Making Resales

This prospectus supplement and the accompanying prospectus may be used by UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG in connection with offers and sales of the Securities in market-making transactions. In a market-making transaction, each of UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may resell a Security it acquires from other holders, after the initial offering and sale of the Security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

Conflicts of Interest

Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS AG. FINRA Rule 5121 imposes certain requirements when a member of FINRA, such as UBS Securities LLC and UBS Financial Services Inc., distributes an affiliated company’s securities. If UBS Securities LLC, UBS Financial Services Inc. or any of our other U.S.-registered broker-dealer subsidiaries or affiliates participate in the distribution of the outstanding Securities, they will conduct the offers and sales of the outstanding Securities in accordance with the applicable provisions of FINRA Rule 5121. In any offerings subject to FINRA Rule 5121, no underwriter will confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Validity of Securities

Sullivan & Cromwell LLP, our United States counsel, have passed upon the validity of the Securities under New York law. Homburger AG, our Swiss counsel, have passed on the validity of the Securities under Swiss law.

Experts

Ernst & Young Ltd, an independent registered public accounting firm, has audited UBS AG’s consolidated financial statements included in the Annual Report 2022, and the effectiveness of UBS AG’s internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in the accompanying prospectus and elsewhere in the registration statement. UBS AG’s financial statements are incorporated by reference in reliance on Ernst & Young Ltd’s reports, given on their authority as experts in accounting and auditing.

UBS AG

1.250% Notes due June 1, 2026

4.500% Notes due June 26, 2048

PROSPECTUS SUPPLEMENT

October 16, 2023